                         [NUMBER 9 LOGO APPEARS HERE]


May 11, 1996


Mr. John Thompson
1719 Apache Way
Ogden, Utah 84403


Dear John:

I am pleased to provide you with the terms and conditions of your anticipated employment by Number Nine Visual Technology Corporation (the "Company").

Position Your initial position will be Chief Operating Officer. In addition, upon your employment with the Company you will be elected to serve as a member of the Board of Directors. In addition to performing duties and responsibilities associated with this position, you will be expected to perform such other duties and responsibilities that may be assigned to you by the Company from time to time. As a full-time employee of the Company, you shall devote your full business time and energies to the business and affairs of the Company.

Starting Date/Nature of Relationship Your employment with the Company shall commence on May 15, 1996 and be on a part-time basis until June 1,1996 upon which date your employment will be on a full-time basis. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time for any reason.

Salary/Rate of Pay Your initial salary will be $4,166.67 per pay period, paid twice a month annualized at $100,000. Your base salary rate and your eligibility to participate in the executive bonus program will remain in effect for a period of 30 months following the date of your employment provided you remain in the continuous employment of Number Nine during such period. At the end of this period your base salary rate and bonus will be reviewed by the CEO, with approval of the Board of Directors, in light of market conditions at that time (it being understood that your initial base salary is lower than the current market).

BONUS You will be eligible to participate in an executive bonus program with the opportunity to realize up to $100,000 annually. The bonus will be based on a combination of the attainment of the Company's earnings goals and the attainment of individual goals determined by the CEO. During your first fiscal year of employment Number Nine will guarantee 80% of your prorated maximum bonus which will equal $46,667 and be payable not later than January 15, 1997.

STOCK OPTIONS On the commencement of your employment, the Company will grant you an option to purchase 250,000 shares of common stock at a purchase price equal to the fair market value calculated on your first day of employment. The options will vest over four years with 25% vesting at the end of each full year of employment with the Company and will be subject to the terms of the Company's standard option agreement. Should there be a sale of all or substantially all of the outstanding capital stock or assets of the Company, or a merger or other transaction involving a transfer of all or substantially all of the beneficial ownership of the Company prior to the vesting of these options then all of these unvested options will vest. In addition, if the Company terminates your employment without cause, all of your unvested options up to a maximum of 50,000 of the then unvested options will vest.

In addition, on the commencement of your employment, the Company will grant you an option to purchase 75,000 shares of common stock at a purchase price equal to the fair market value calculated on your first day of employment. These options will be 100% vested on June 1, 1996 and will be subject to the other terms of the Company's standard option agreement.

The Company will also grant you, at the conclusion of fiscal 1997, an option to purchase 50,000 shares of common stock at a purchase price equal to the fair market value at the conclusion of fiscal 1997 provided the business plan for 1997 is met and provided you remain employed by Number Nine on that date. These options will be 100% vested on the date of grant and be subject to the other terms of the Company's standard option agreement.

BENEFITS During the first 90 days of employment, you will not be eligible to participate in any benefits generally provided to employees except for health and dental insurance, which will be provided subject to the terms and conditions of that coverage. After the first 90 days of employment, you will be eligible to receive such benefits as are generally provided to other employees in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit.

RELOCATION Number Nine will pay to you $60,000 in two installments of $30,000 each for the purposes of reimbursing you for the expense of your relocation. The first installment will be paid on the commencement of employment with the Company and the second installment will be made on the date of the closing of the purchase of your new home in the Greater Boston area. In addition we will reimburse you for the reasonable expenses associated with the packing, loading, transportation, insurance and unloading of your household goods following your reasonable substantiation of an itemized account for such expenses.

CONFIDENTIALITY The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a confidentiality agreement substantially in the form of Attachment A to this letter (the "Confidentiality Agreement").

SEVERANCE Should Number Nine terminate you for reasons other than for cause we will continue to pay you a base salary, annualized at $150,000, and medical and dental benefits for a period of one year. In the event the Company terminates your employment without cause, all of your unvested options up to a maximum of 50,000 unvested options granted to you on your first day of employment will vest as set forth above. Except for the foregoing, you shall have no rights to continued pay, benefits or any other compensation beyond the termination date.

GENERAL This letter, together with the Confidentiality Agreement, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, either in writing or oral. This agreement is contingent on the successful completion of references. This letter shall be governed by the laws of the Commonwealth of Massachusetts.

You may accept this offer of employment and the terms and conditions thereof by signing the enclosed additional copy of this letter and the Confidentiality Agreement, which execution will evidence your agreement with the terms and conditions set forth herein and therein, and returning them to the Company.

This offer will expire on May 16, 1996, unless accepted by you prior to such date.

Sincerely,
NUMBER NINE VISUAL TECHNOLOGY CORPORATION



/s/ Michael Albanese, Human Resources Director
______________________________________________
NAME, TITLE


ACCEPTED AND AGREED:


/s/ John Thompson                                  May 13, 1996
__________________________________         Date: ___________________